Exhibit 99.1

[PDL BioPharma, Inc. Letterhead]

VIA FACSIMILE AND OVERNIGHT DELIVERY

March 22, 2007

Mr. Daniel Loeb

Chief Executive Officer

Third Point LLC

390 Park Avenue

New York, New York 10022

Dear Mr. Loeb:

We have reviewed your Schedule 13D filings of March 21, 2007.

PDL is committed to building long-term value for all the company’s stockholders, and our Board of Directors considers the views of all our stockholders very seriously. Consistent with that, the policy of our Nominating and Governance Committee (the Committee) is to evaluate any recommendation for a director nominee proposed by a stockholder, including the proposed additions that you have very recently provided to us. In accordance with good corporate governance, the Committee also conducts interviews, considers references and takes other appropriate steps to evaluate qualified candidates. A list of the factors that we have publicly disclosed that are among those the Committee will consider is included as Attachment A to this letter. This process for evaluating qualified candidates takes time to complete.

PDL has put in place a strategy that we believe will enable us to successfully become a leading biotherapeutics company with a sustainable pipeline of innovative new drugs. We are committed to demonstrating significant progress towards that end in 2007. At the same time, we remain open to the ideas and suggestions from our stockholders that may further enhance our long-term value.

We look forward to continuing our ongoing dialogue with you regarding your thoughts about our company, and hope that your schedule will permit us to meet in person, as we have previously talked about, to discuss your views and suggestions.

Sincerely,

/S/    MARK MCDADE

Mark McDade

Chief Executive Officer

cc: PDL Board of Directors

Attachment A

Evaluation of Director Nominations

In evaluating a director nominee, our Nominating and Governance Committee considers the following factors:

•	the appropriate size of our Board;

•	the perceived needs of our Board for particular skills, background and business experience;

•	the skills, background, reputation and business experience of nominees compared to the skills, background, reputation and business experience already possessed by other Board members;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

Our Nominating and Governance Committee’s goal is to assemble a board of directors that brings to PDL a variety of perspectives and skills derived from high quality business and professional experience. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the best interests of all our stockholders. They must also have an inquisitive and objective perspective and mature judgment. Director candidates, in the judgment of our Nominating and Governance Committee, must also have sufficient time available to perform all Board responsibilities.

Each qualified director nominee would also need to complete a customary form of directors’ questionnaire as part of the nomination process. The evaluation process may also include interviews and background and reference checks of nominated persons.